Exhibit 99.1

Investor Contact:	Media Contact:

John M. Doyle	Michele M. Simpson
Chief Financial Officer	VP, Corporate Communications
(615) 844-2747	(615) 467-1255

IASIS HEALTHCARE EXPANDS PARTNERSHIP WITH HUMANA

FRANKLIN, Tenn. (May 19, 2014) – IASIS Healthcare® LLC (“IASIS”), a leading provider of high-quality, integrated and affordable healthcare services, today announced that its managed care solutions organization, Health Choice, has been selected by Humana Medical Plan, Inc., a subsidiary of Humana Inc, to provide an array of administrative and managed care services to Humana’s Medicaid members in Florida.

This arrangement expands upon the existing partnership between Humana and Health Choice, which includes collaboration around care management and care coordination programs for Humana plan members in Arizona and Utah through risk- and value-based provider agreements between Humana and the provider networks established under the Health Choice Preferred brand in those markets. Humana and IASIS have rigorously planned and prepared for the new Florida partnership, as a further step toward collaborating on patient-oriented, cost-efficient population health management models.

“The Florida partnership joins Health Choice’s expertise in providing integrated, coordinated care services and population health management with Humana’s commitment to enhance wellness opportunities for its members,” said IASIS Healthcare President and Chief Executive Officer Carl Whitmer. “We look forward to partnering with Humana to support the state of Florida in its transition from the traditional fee-for-service model to its new Managed Medical Assistance program designed to improve health outcomes and cost efficiencies.” Health Choice is one of the nation’s longest-standing managed Medicaid insurers. In partnering with Humana, Health Choice will leverage its 24 years of experience serving Medicaid and Medicare members in Utah and Arizona, which was one of the first states to adopt a managed care model under which private insurers partner with the Medicaid program to provide member care on a capitated basis.

“This partnership showcases the progress IASIS has made toward one of our core strategies, which is to grow all of Health Choice’s business segments, including its health plans, integrated provider networks and managed service organization product lines,” said Whitmer.

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About Health Choice

Health Choice, a division of IASIS Healthcare, is a provider-owned, managed care organization and insurer delivering healthcare services through its health plans, integrated delivery systems and managed care solutions. Currently, Health Choice’s network includes more than 30,000 high-quality physicians and providers rendering healthcare services to more than 200,000 health plan members in Arizona and Utah. In 2013, Health Choice Arizona and Health Choice Generations HMO SNP were awarded Health Plan Accreditation from URAC, a Washington, DC-based healthcare accrediting organization that establishes quality standards for the healthcare industry. As part of IASIS Healthcare’s strategy of engaging in population health management and coordinated care, Health Choice’s managed care personnel operate in collaboration with IASIS’ acute care hospitals and local physicians in certain markets to build innovative provider networks. These networks, operating under the Health Choice Preferred brand, allow physicians

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IASIS Healthcare Expands Partnership with Humana

May 19, 2014

and hospitals to work closely to manage patient care and engage in innovative contracts with health insurers that reward providers for high-quality, cost-efficient performance. Health Choice is committed to the ongoing development and implementation of innovative, sustainable models of care delivery and robust clinical programs for the individuals it serves. Health Choice’s partnership with Humana in Florida comes after the Florida Legislature enacted the Managed Medical Assistance program in 2012 to move Florida Medicaid beneficiaries from the state’s fee-for-service model into a managed care program to improve health outcomes and drive down costs. Humana and Health Choice have entered into an administrative services agreement to support this transition. The scope of this agreement will include providing administrative and managed care services to approximately 70,000 Humana Medicaid Members. With offices in Arizona, Utah, and now Florida, Health Choice has been a leader in managed care for over 20 years and involved in numerous efforts to focus on population health models in all areas of the health insurance sector. For more information, visit HealthChoiceArizona.com, HealthChoiceEssential.com, HealthChoiceGenerations.com, HealthChoiceUtah.com and HealthChoicePreferred.com.

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider and manager of high-quality, affordable healthcare services in urban and suburban markets. With total annual net revenue of approximately $2.4 billion, IASIS owns and operates 16 acute care hospitals, one behavioral health hospital, several outpatient service facilities, 139 physician clinics, and Health Choice, a provider-owned, managed care organization and insurer delivering healthcare services to more than 227,000 members through multiple health plans, integrated delivery systems and managed care solutions. IASIS offers a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people Humana serves across the country.

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Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, IASIS Healthcare’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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